                                                                 Morgan Stanley
                                                                 Charter Series

       July 2004
       Monthly Report

This Monthly Report supplements the Charter Funds' Prospectus dated April 28, 2004.

                                                        Issued: August 31, 2004

[LOGO] Morgan Stanley

MORGAN STANLEY CHARTER SERIES

HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                             INCEPTION-  COMPOUND
                                                                                              TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003    2004     RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %       %         %          %
------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --     (4.2)  16.3     0.5     12.0         6.4
                                                                     (3 mos.)       (7 mos.)
------------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8  (3.3)   29.1   (5.1)  (23.1)    59.4         4.6
                 (10 mos.)                                                          (7 mos.)
------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0   9.7    36.8   16.1   (15.6)    84.7        12.0
                                               (10 mos.)                            (7 mos.)
------------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6)  (19.1)    (10.1)      (1.9)
                                               (10 mos.)                            (7 mos.)
------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION

330 Madison Avenue, 8/th/ Floor
New York, NY 10017
Telephone (212) 905-2700

Morgan Stanley Charter Series
Monthly Report
July 2004

Dear Limited Partner:

 The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of July 31, 2004 was as follows:

                                                                 % CHANGE FOR
  FUND                                                    N.A.V.    MONTH
  ---------------------------------------------------------------------------
  Charter Campbell                                        $11.20    -1.02%
  ---------------------------------------------------------------------------
  Charter MSFCM                                           $15.94    -4.88%
  ---------------------------------------------------------------------------
  Charter Graham                                          $18.47    -5.31%
  ---------------------------------------------------------------------------
  Charter Millburn                                         $8.99    -5.28%
  ---------------------------------------------------------------------------

 Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.

 The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

 Limited Partners are advised of the following changes to the Board of Directors of Demeter Management Corporation (the "General Partner"), effective June 21, 2004:

 Mr. Jeffrey D. Hahn resigned the position of Chief Financial Officer and Director of the General Partner.

 Mr. Todd Taylor, age 41, is a Director of the General Partner. Mr. Taylor began his career with Morgan Stanley in June 1987 as a Financial Advisor in the Dallas office. In 1995, he joined the Management Training Program in New York and was appointed Branch Manager in St. Louis in 1997. Three years later, in 2000, Mr. Taylor was appointed to a newly created position, Director of Individual Investor Group ("IIG") Learning and Development, before becoming the Director of IIG Strategy in 2002. Most recently, Mr. Taylor has taken on a new role as the High Net Worth Segment Director. Currently a member of the firm's E-Learning Council, Mr. Taylor is also a current member of the Securities Industry/Regulatory Council on Continuing Education. Mr. Taylor graduated from Texas Tech University with a B.B.A. in Finance.

 Mr. William D. Seugling, age 34, will become a Director of the General Partner once he has registered with the National Futures Association ("NFA") as a principal, which registration is currently pending. Mr. Seugling is an Executive Director at Morgan Stanley and currently serves as Director of Client Solutions for US Private Wealth Management. Mr. Seugling joined Morgan Stanley in June 1993 as an

Associate in Equity Structured Products having previously worked in research and consulting for Greenwich Associates from October 1991 to June 1993. Since 1994, he has focused broadly on analysis and solutions for wealthy individuals and families culminating in his current role within the division. He was named Vice President in 1996 and an Executive Director in 1999. Mr. Seugling graduated cum laude from Bucknell University with a B.S. in Management and a concentration in Chemistry.

 Mr. Kevin Perry, age 35, is the Chief Financial Officer of the General Partner. His registration with the NFA as a principal is currently pending. He currently serves as an Executive Director and Controller of Client Solutions at Morgan Stanley. Mr. Perry joined Morgan Stanley in October 2000 and is also Chief Financial Officer of Morgan Stanley Trust National Association, Van Kampen Funds Inc. and Morgan Stanley Distribution, Inc. Prior to joining Morgan Stanley, Mr. Perry worked as an auditor and consultant in the financial services practice of Ernst & Young from October 1991 to October 2000. Mr. Perry received a B.S. degree in Accounting from the University of Notre Dame in 1991 and is a Certified Public Accountant.

 These changes to the Board of Directors of the General Partner do not affect the day-to-day trading of the Partnerships.

 On February 27, 2002, Charter MSFCM received notification of a preliminary entitlement to payment from the Sumitomo Copper Litigation Settlement Administrator, and the Fund has received settlement award payments in the amount of $292,406 as of August 30, 2002 and $2,880 as of July 30, 2004. Any amounts received are accounted for in the period received, for the benefit of the limited partners at the date of receipt.

 Effective August 17, 2004, Demeter Management Corporation changed its address to 330 Madison Avenue, 8th Floor, New York, NY 10017, and the new phone number is (212) 905-2700.

 Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

 I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,
/s/ Jeffrey A. Rothman
Jeffrey A. Rothman
Chairman and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter Millburn L.P.

CHARTER CAMPBELL

                                    [CHART]

                     Month ended           YTD ended
                    July 31, 2004         July 31, 2004
                 ------------------    ------------------
Currencies             1.02%                 3.50%
Interest Rates        -0.24%                 6.80%
Stock Indices         -1.03%                -2.96%
Energies              -0.03%                 2.06%
Metals                -0.09%                -0.29%

Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global stock index markets, losses were incurred from long positions in U.S. and European equity index futures as prices reversed lower earlier in the month due to the release of disappointing U.S. employment data. Prices were also negatively impacted by surging energy prices and new warnings concerning potential terrorist attacks. Further losses were recorded from newly established short positions towards the end of the month as U.S. equity prices reversed higher due to the better-than-expected consumer confidence report and European equity prices increased due to the release of strong earnings in Great Britain, France, and Germany.

.. Within the global interest rate markets, short positions in U.S. and European bond futures incurred losses early in the month as prices moved higher after the release of the previously mentioned disappointing U.S. unemployment data for June. Additional losses were incurred later in July from newly established long positions in these markets when prices reversed lower after Federal Reserve Chairman Alan Greenspan's upbeat assessment of the U.S. economy during his testimony before the U.S. Senate Banking Committee.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the currency markets, short positions in the Japanese yen and the euro against the U.S. dollar resulted in gains as the value of the U.S. dollar increased during the month amid the release of positive economic data regarding consumer confidence and upbeat testimony regarding the status of the U.S. economy by Federal Reserve Chairman Alan Greenspan.

CHARTER MSFCM

                                    [CHART]

                       Month ended             YTD ended
                      July 31, 2004          July 31, 2004
                    -----------------      -----------------
Currencies               -0.92%                -16.09%
Interest Rates           -3.55%                 -2.67%
Stock Indices            -0.26%                 -0.48%
Energies                  1.31%                  0.68%
Metals                   -0.88%                 -1.42%



Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global interest rate markets, short positions in U.S., European, Australian and Japanese bond futures incurred losses early in the month as prices moved higher after the release of disappointing U.S. unemployment data for June. Later in the month, additional losses were incurred from newly established long positions in the U.S., European and Australian markets when prices reversed lower after Federal Reserve Chairman Alan Greenspan's upbeat assessment of the U.S. economy during his testimony before the U.S. Senate Banking Committee.

.. Within the currency markets, long positions in the Japanese yen, Swedish krona and the euro against the U.S. dollar resulted in losses as the value of the U.S. dollar reversed higher during the month amid the release of positive economic data regarding consumer confidence and upbeat testimony regarding the status of the U.S. economy by Federal Reserve Chairman Alan Greenspan. Additional losses were experienced from positions in the Australian dollar relative to the U.S. dollar as the value of the Australian dollar moved without consistent direction.

.. In the metals markets, losses were incurred from short positions in copper as prices moved higher early in July due to speculation of increased demand and reduced supply from Mexico, one of the world's top producers. Additional losses were incurred from long positions in nickel and zinc futures as prices reversed lower due to the strength of the U.S. dollar and weak demand from China.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. Within the energy markets, gains were recorded from long futures positions in crude oil as prices continued to strengthen, reaching historical highs by month-end. Throughout the month concerns that potential terrorist attacks in Saudi Arabia and Iraq could significantly affect global supply and distribution pushed prices higher. Towards the end of the month prices were pressured higher by concerns that top Russian oil producer, Yukos, may break up or stop selling oil due to government orders. Additionally, prices were lifted further by anxiety regarding OPEC's ability to cover any shortfall should Yukos stop production.

CHARTER GRAHAM

                                    [CHART]

                    Month ended           YTD ended
                   July 31, 2004         July 31, 2004
                 ------------------    ------------------
Currencies            -2.55%               -8.33%
Interest Rates        -2.62%               -4.78%
Stock Indices         -1.54%               -2.81%
Energies               0.66%                2.73%
Metals                -0.05%                0.91%
Agriculturals          1.19%                1.93%


Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global interest rate markets, short positions in U.S. and European bond futures incurred losses early in the month as prices moved higher after the release of disappointing U.S. unemployment data for June. Additional losses were incurred later in the month from newly established long positions in these markets when prices reversed lower after Federal Reserve Chairman Alan Greenspan's upbeat assessment of the U.S. economy during his testimony before the U.S. Senate Banking Committee.
.. Within the currency markets, long positions in the euro, Swiss franc and British pound versus the U.S. dollar resulted in losses as the value of the U.S. dollar reversed higher during mid-month amid release of positive economic data regarding consumer confidence and upbeat testimony regarding the status of the U.S. economy by Federal Reserve Chairman Alan Greenspan. Additional losses were experienced from short positions in the Australian dollar relative to the euro and the Japanese yen as the value of the Australian dollar moved higher against these currencies.
.. In the global stock index markets, losses were incurred from long positions in European and U.S. equity index futures as prices reversed lower early in the month due to the previously mentioned release of disappointing U.S. employment data. Prices were also negatively impacted by surging energy prices and new warnings concerning potential terrorist attacks. Further losses were recorded from newly established short positions late in the month as U.S. equity prices reversed higher due to the better-than-expected consumer confidence report and European equity prices increased due to the release of strong earnings in Great Britain, France, and Germany.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. Within the agricultural markets, short futures positions in corn and wheat generated gains as prices trended lower due to ideal weather conditions in the growing region of the U.S. midwest, reports of increased inventories by the U.S. Department of Agriculture and weak export demand. Additional gains were recorded from short positions in cotton futures as prices weakened due to reports of decreased exports.
.. Within the energy markets, gains were recorded from long futures positions in crude oil as prices continued to trend higher, reaching historical highs. Throughout the month concerns that potential terrorist attacks in Saudi Arabia and Iraq would interrupt exports, as well as worries for top Russian oil producer Yukos, combined to push prices to record levels.

CHARTER MILLBURN

                                    [CHART]

                     Month ended            YTD ended
                    July 31, 2004         July 31, 2004
                  -----------------     -----------------
Currencies              -2.95%               -14.42%
Interest Rates          -1.71%                -0.55%
Stock Indices           -1.46%                -3.62%
Energies                 0.98%                 2.58%
Metals                   0.14%                -0.82%
Agriculturals            0.45%                 0.57%


Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the currency markets, long positions in the euro, Japanese yen, Czech koruna and Korean won resulted in losses as the value of the U.S. dollar reversed higher during the second half of the month amid release of positive economic data regarding consumer confidence and upbeat testimony regarding the status of the U.S. economy by Federal Reserve Chairman Alan Greenspan.

.. In the global interest rate markets, short positions in U.S. and European bond futures incurred losses early in the month as prices moved higher after the release of disappointing U.S. unemployment data for June. Additional losses were incurred from newly established long positions in these markets when prices reversed lower after Federal Reserve Chairman Alan Greenspan's testimony before the U.S. Senate Banking Committee.

.. In the global stock index markets, losses were incurred from long positions in U.S., European and Japanese equity index futures as prices reversed lower early in the month due to the previously mentioned release of disappointing U.S. employment data. Prices were also negatively impacted by surging energy prices and new warnings concerning potential terrorist attacks. Further losses were recorded from newly established short positions towards the end of the month as U.S. equity prices reversed higher due to the better-than-expected consumer confidence report and European equity prices increased due to the release of strong earnings in Great Britain, France, and Germany.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. Within the energy markets, gains were recorded from long futures positions in crude oil as prices continued to trend higher, reaching historical highs. Throughout the month concerns that potential terrorist attacks in the Saudi Arabia and Iraq would interrupt exports, as well as worries for top Russian oil producer Yukos, combined to push prices to record levels.

.. Within the agricultural markets, short futures positions in corn generated gains as prices trended lower due to ideal weather conditions in the growing region of the U.S. midwest, reports of increased inventories by the U.S. Department of Agriculture and weak export demand. Additional gains were recorded from short positions in cotton futures as prices weakened due to reports of decreased exports.

                      This page intentionally left blank.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED JULY 31, 2004 (UNAUDITED)

                                             Morgan Stanley               Morgan Stanley               Morgan Stanley
                                          Charter Campbell L.P.         Charter MSFCM L.P.          Charter Graham L.P.
                                       --------------------------  ---------------------------  ---------------------------
                                                    Percentage of                Percentage of                Percentage of
                                                    July 1, 2004                 July 1, 2004                 July 1, 2004
                                                      Beginning                    Beginning                    Beginning
                                         Amount    Net Asset Value    Amount    Net Asset Value    Amount    Net Asset Value
                                       ----------  --------------- -----------  --------------- -----------  ---------------
                                           $              %             $              %             $              %
REVENUES
Trading profit (loss):
  Realized                             (3,439,942)      (1.67)     (19,421,408)     (10.63)     (23,232,165)      (6.51)
  Net change in unrealized              2,674,366        1.30       11,560,130        6.33        6,439,093        1.80
  Proceeds from Litigation Settlement      --             --             2,880        --             --             --
                                       ----------       -----      -----------      ------      -----------       -----
   Total Trading Results                 (765,576)      (0.37)      (7,858,398)      (4.30)     (16,793,072)      (4.71)
Interest income (Note 2)                  197,919         .10          194,714         .11          279,224         .08
                                       ----------       -----      -----------      ------      -----------       -----
   Total Revenues                        (567,657)       (.27)      (7,663,684)      (4.19)     (16,513,848)      (4.63)
                                       ----------       -----      -----------      ------      -----------       -----
EXPENSES
Brokerage fees (Note 2)                 1,071,492         .52          951,244         .52        1,859,360         .52
Management fees (Note 2 & 3)              454,313         .23          304,399         .17          594,995         .16
                                       ----------       -----      -----------      ------      -----------       -----
   Total Expenses                       1,525,805         .75        1,255,643         .69        2,454,355         .68
                                       ----------       -----      -----------      ------      -----------       -----
NET LOSS                               (2,093,462)      (1.02)      (8,919,327)      (4.88)     (18,968,203)      (5.31)
                                       ==========       =====      ===========      ======      ===========       =====

                                             Morgan Stanley
                                          Charter Millburn L.P.
                                       --------------------------
                                                    Percentage of
                                                    July 1, 2004
                                                      Beginning
                                         Amount    Net Asset Value
                                       ----------  ---------------
                                           $              %
REVENUES
Trading profit (loss):
  Realized                             (1,667,915)      (2.96)
  Net change in unrealized               (982,654)      (1.74)
  Proceeds from Litigation Settlement      --             --
                                       ----------       -----
   Total Trading Results               (2,650,569)      (4.70)
Interest income (Note 2)                   60,034         .11
                                       ----------       -----
   Total Revenues                      (2,590,535)      (4.59)
                                       ----------       -----
EXPENSES
Brokerage fees (Note 2)                   293,922         .52
Management fees (Note 2 & 3)               94,056         .17
                                       ----------       -----
   Total Expenses                         387,978         .69
                                       ----------       -----
NET LOSS                               (2,978,513)      (5.28)
                                       ==========       =====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED JULY 31, 2004 (UNAUDITED)

                            MORGAN STANLEY                        MORGAN STANLEY                        MORGAN STANLEY
                         CHARTER CAMPBELL L.P.                  CHARTER MSFCM L.P.                    CHARTER GRAHAM L.P.
                 ------------------------------------  ------------------------------------  ----------------------------
                      UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                 --------------  -----------  -------- --------------  -----------  -------- --------------  -----------
                                      $          $                          $          $                          $
Net Asset Value,
 July 1, 2004    18,181,130.887  205,726,565   11.32   10,895,493.739  182,638,906   16.76   18,306,170.099  356,997,168
Net Loss               --         (2,093,462)   (.12)        --         (8,919,327)   (.82)        --        (18,968,203)
Redemptions        (111,563.056)  (1,249,506)  11.20     (157,561.127)  (2,511,524)  15.94     (125,819.793)  (2,323,892)
Subscriptions     1,092,639.392   12,237,561   11.20      308,620.435    4,919,410   15.94      643,346.261   11,882,605
                 --------------  -----------           --------------  -----------           --------------  -----------

Net Asset Value,
 July 31, 2004   19,162,207.223  214,621,158   11.20   11,046,553.047  176,127,465   15.94   18,823,696.567  347,587,678
                 ==============  ===========           ==============  ===========           ==============  ===========

                                    MORGAN STANLEY
                                 CHARTER MILLBURN L.P.
                 -------- ----------------------------------
                 PER UNIT     UNITS        AMOUNT    PER UNIT
                 -------- -------------  ----------  --------
                    $                        $          $
Net Asset Value,
 July 1, 2004     19.50   5,946,157.778  56,433,105    9.49
Net Loss          (1.03)        --       (2,978,513)   (.50)
Redemptions       18.47     (83,105.136)   (747,115)   8.99
Subscriptions     18.47      71,264.995     640,672    8.99
                          -------------  ----------

Net Asset Value,
 July 31, 2004    18.47   5,934,317.637  53,348,149    8.99
                          =============  ==========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter Millburn L.P. ("Charter Millburn") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "futures interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). The trading advisor for Charter MSFCM is Morgan Stanley Futures & Currency Management Inc. ("MSFCM"). Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSFCM are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next in the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6.25% of the Partnership's Net Assets as of the first day of each month (a 6.25% annual rate). Such fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and offering expenses.

OPERATING EXPENSES. Each Partnership incurs monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

REDEMPTIONS. Limited partners may redeem some or all of their Units as of the last day of the sixth month following the closing at which a person first becomes a limited partner. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on/or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may transfer their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


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2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
  Demeter, on behalf of Charter MSFCM and itself, entered into a management agreement with MSFCM to make all trading decisions for the Partnership. Charter MSFCM pays management and incentive fees (if any) to MSFCM.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:

Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.

Morgan Stanley Charter MSFCM L.P.
  Morgan Stanley Futures & Currency Management Inc.

Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.

Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(concluded)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. Charter MSFCM, Charter Graham and Charter Millburn each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.

INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham, and Charter Millburn.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.

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                    Demeter Management Corporation
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